UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2009

ELECTRO SCIENTIFIC INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

OREGON	0-12853	93-0370304
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13900 NW Science Park Drive, Portland, Oregon	97229
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (503) 641-4141

No Change

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 30, 2009, Electro Scientific Industries, Inc. (“ESI”) entered into Amendment No. 3 to Employment Agreement with Nicholas Konidaris, President and Chief Executive Officer of ESI (the “Amendment”).

The Amendment provides that if Mr. Konidaris is terminated without cause or terminates his employment for good reason and there has not been a change of control of ESI, (i) Mr. Konidaris will be entitled to receive one year’s base salary payable over 12 months, plus the prorata portion of the bonus that would have been earned by him for the year in which termination occurred, and (ii) all of his equity awards will continue to vest for two years following the date of termination and will continue to be exercisable for three years following that date (subject to the original expiration date of the award). This severance payment shall be repaid and the continued vesting and exercisability shall terminate if Mr. Konidaris violates in any material respect the Employee Confidentiality, Non-Competition and Assignment Agreement between him and the Company.

The Amendment also requires all equity awards made to Mr. Konidaris after September 30, 2009 to provide that upon his retirement after age 67, any unvested part of the award will continue to vest and will continue to be exercisable for three years following the date of retirement (subject to the original expiration date of the award). This continued exercisability shall terminate if Mr. Konidaris violates in any material respect the Employee Confidentiality, Non-Competition and Assignment Agreement between him and the Company.

The Amendment is filed as Exhibit 10 hereto.

Item 9.01	Exhibits

(d) Exhibits

Exhibit 10	Amendment No. 3 to Employment Agreement, dated September 30, 2009, between Electro Scientific Industries, Inc. and Nicholas Konidaris.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 2, 2009.

Electro Scientific Industries, Inc.
(Registrant)

By:	/S/ KERRY MUSTOE
Name:	Kerry Mustoe
Title:	Vice President, Corporate Controller and Chief Accounting Officer